Exhibit 99.1

FOR IMMEDIATE RELEASE

Yahoo! Appoints Vyomesh Joshi to Board of Directors

Joshi Brings More Than 25 Years of Technology and Corporate Leadership Expertise to Yahoo!

SUNNYVALE, Calif. – July 22, 2005 – Yahoo! Inc. (Nasdaq: YHOO), today announced the appointment of Vyomesh Joshi (VJ) to the company’s Board of Directors. Joshi brings extensive experience in the technology industry through his current role as HP’s executive vice president of the Imaging and Printing Group.

“VJ’s outstanding reputation, deep understanding of technology and long-standing leadership at HP will be a tremendous asset to our team and Yahoo!’s long-term growth goals,” said Terry Semel, chairman and chief executive officer, Yahoo!. “He brings an abundance of knowledge and business experience to Yahoo! from having held a number of management positions at one of the world’s largest and most established organizations.”

Under VJ’s leadership, the Imaging and Printing Group grew from $19.6bn in FY’01 to $24.2bn in FY’04, with operating profit growth from 10.7% to 15.5%, respectively.  In his position, Joshi is responsible for all worldwide printing, scanning and digital camera platforms at HP. He oversees key initiatives and company investments in inkjet, laser and LEP printing technologies. Previously, Joshi was the president of the Imaging and Printing organization, and vice president and general manager of the former Inkjet Imaging Solutions Personal Imaging and Printing organization, where he led the HP company-wide initiative on digital imaging appliances, infrastructure and services. Prior to that, Joshi served as the general manager of the Home Imaging Division, where HP introduced a complete digital photography system that included a digital camera, photo scanner and photo printer. Joshi holds a master’s degree in electrical engineering from Ohio State University.

“I am proud to be joining a board that has a track record for setting today’s technology standards and who is constantly raising the bar for the future of our industry,” said Joshi. “I look forward to contributing to an innovative organization that is changing the way the world interacts with the Internet.”

The addition of Joshi brings the number of Yahoo! directors to 10. In addition to Joshi, the members of Yahoo!’s board include Terry Semel, chairman and chief executive officer, Jerry Yang, co-founder and Chief Yahoo; Roy Bostock, chairman for the Partnership for a Drug-Free America; Ron Burkle, founder and managing partner of The Yucaipa Companies; Art Kern, a founder and former CEO of American Media; Eric Hippeau, managing partner of Softbank Capital Partners; Ed Kozel, managing member of Open

Range Ventures; Gary Wilson, chairman of the board of directors of Northwest Airlines; and Robert Kotick, chairman of the board and chief executive officer of Activision, Inc.

About Yahoo!

Yahoo! Inc. is a leading global Internet brand and one of the most trafficked Internet destinations worldwide. Yahoo! seeks to provide online products and services essential to users’ lives, and offers a full range of tools and marketing solutions for businesses to connect with Internet users around the world.  Yahoo! is headquartered in Sunnyvale, California.

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Yahoo! and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc.  All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:

Kelly Delaney, Yahoo! Inc., (408) 349-2579, kellyd@yahoo-inc.com

Kim Milosevich, OutCast Communications, (415) 345-4734, kim@outcastpr.com